Exhibit 99.1

Expedia, Inc. Announces New Chief Financial Officer
As Mark Okerstrom Steps into CEO Role, Alan Pickerill, Currently SVP, Treasurer and Head of Investor Relations, Takes over as Finance Chief

Bellevue, WA, September 1, 2017 - Expedia, Inc. (NASDAQ: EXPE) today announced that its Board of Directors has approved the appointment of Alan Pickerill, currently Senior Vice President, Treasurer and Head of Investor Relations, to succeed Mark Okerstrom as Executive Vice President and Chief Financial Officer. As announced previously, Okerstrom has been appointed to the role of President and Chief Executive Officer.

“Alan has been a critical member of the Expedia financial leadership team for nearly 10 years and during that time has established himself as a highly capable leader and financial thought partner to not only me but also our entire executive team.” said Okerstrom. “A smart, experienced and savvy finance professional, Alan combines his broad functional expertise with a deep knowledge of Expedia and the well-earned respect of the broader investment and finance community at large. As we enter our next chapter of growth, there is no better person to stand by my side at the financial helm of Expedia.”

In his new role, Pickerill will be responsible for accounting, financial reporting and analysis, investor relations, treasury, internal audit, tax and global real estate. Expedia’s eCommerce Platform team and its Corporate Development team will continue to report directly to Okerstrom.

Pickerill has deep finance and accounting experience spanning nearly 30 years. He began his career as an accountant at Deloitte and Touche where he practiced for seven years before moving onto progressively senior finance leadership roles at a variety of publicly traded technology and internet companies including roles at Microsoft and Getty Images. Pickerill joined Expedia in 2008, took over leadership of its award-winning Investor Relations function in 2010, and added Global Treasury to his remit in 2015. He currently sits on Expedia, Inc.’s, Disclosure Practices and Foreign Exchange Review Committees.

Pickerill holds a degree in Business and Accounting from the University of Washington’s Foster School of Business and earned his CPA designation in 1991 (since expired).

About Expedia, Inc.
Expedia, Inc. (NASDAQ: EXPE) is the world’s largest online travel company, with an extensive brand portfolio that includes leading online travel brands, such as:

•	Expedia.com®, a leading full-service online travel brand with localized sites in 33 countries

•	Hotels.com®, a leading global lodging expert operating 89 localized websites in 41 languages with its award winning Hotels.com® Rewards loyalty program

•
Expedia® Affiliate Network (EAN), a global B2B brand that powers the hotel business of hundreds of leading airlines, travel agencies, loyalty and corporate travel companies plus several top consumer brands through its API and template solutions

•	trivago®, a leading online hotel search platform with sites in 55 countries worldwide

•	HomeAway®, a global online marketplace for the vacation rental industry, which also includes the VRBO®, VacationRentals.com® and BedandBreakfast.com® brands, among others

•	Egencia®, a leading corporate travel management company

•	Orbitz® and CheapTickets®, leading U.S. travel websites, as well as ebookers®, a full-service travel brand with websites in seven European countries

•	Travelocity®, a leading online travel brand in the U.S. and Canada delivering customer service when and where our customers need it with the Customer First Guarantee

•	Hotwire®, inspiring spontaneous travel through Hot Rate® deals

•	Wotif Group, a leading portfolio of travel brands including Wotif.com®, Wotif.co.nz, lastminute.com.au®, lastminute.co.nz and travel.com.au®

•
Expedia® Media Solutions, the advertising sales division of Expedia, Inc. that builds creative media partnerships and enables brand advertisers to target a highly-qualified audience of travel consumers

•	CarRentals.com™, a premier online car rental booking company with localized sites in 13 countries

•	Classic Vacations®, a top luxury travel specialist

•	Expedia Local Expert®, a provider of online and in-market concierge services, activities, experiences and ground transportation in over a thousand destinations worldwide

•
Expedia® CruiseShipCenters®, a provider of exceptional value and expert advice for travelers booking cruises and vacations through its network of over 235 retail travel agency franchises across North America

•	SilverRail Technologies, Inc., a global rail retail and distribution platform connecting rail carriers and suppliers to both online and offline travel distributors

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